Exhibit 99.1
Notice of Anticipated Breach and Default
Under
Amended and Restated Agreement and Plan of Merger;
Demand for Assurances of Performance;
Demand for Information
To:
IMAGE ENTERTAINMENT, INC. (“Image”)
20525 Nordhoff Street — Suite 200
Chatsworth, CA 91311-6104
ATTN: Dennis Hohn Cho, Esq.
From:
BTP Acquisition Company LLC (“BTP”)
10100 Santa Monica Blvd, Ste. 1250
Los Angeles, CA 90067
Date of Notice: January 30, 2008
Subject Agreement: Amended and Restated Agreement and Plan of Merger (“Agreement”) dated June 27, 2007 among Image, BTP and BTP’s affiliate.
Capitalized terms herein have the meanings ascribed thereto in the Agreement.
NOTICE
Pursuant to the Agreement and the subsequent agreement of the parties thereto, the Outside Closing Date for the Merger is February 1, 2008. BTP has previously notified Image of various anticipated breaches, defaults and non-compliance by Image under the Agreement, which currently render the conditions to BTP’s obligations to close the Merger unsatisfied. This Notice:
A.	Again notifies Image of such breaches, defaults and non-compliance by Image under the Agreement;

B.	Demands adequate assurances or performance and cure by Image, to the extent permitted under the Agreement, with respect to such matters; and

C.	Demands specific disclosures by Image as required under the Agreement.

The breaches, defaults and incidents of non-compliance, as well as the other matters set forth in this Notice, are based upon BTP’s current knowledge and belief and do not represent a final or exclusive list with respect to such matters. BTP continues to seek and analyze relevant information, facts and circumstances, including required disclosures from Image demanded hereby, and BTP reserves all of its rights and remedies under the Agreement and applicable law, notwithstanding the delivery of this Notice.
A. Notice of anticipated breaches. defaults and non-performance by Image under the Agreement. Image is hereby notified by BTP of the following anticipated breaches, defaults and non-performance by Image, which must be resolved or cured by Image (to the extent permitted) on or before the Outside Closing Date:
1. Image’s Failure to Satisfy the Conditions in Section 6.02(b) of the Agreement. Image is obligated to have performed or complied in all material respects with its covenants under the Agreement on or prior to the Closing Date. BTP believes that Image has not performed or complied with all of the required covenants, as follows:
1.1	Section 4.01(ii) prohibits certain sales and licenses of Image assets. BTP’s consent is required to the sale or license of 5 or more titles (a “Library Deal”). BTP’s information and belief is that Image has entered into one or more Library Deals, whereby film rights were transferred by Image to third parties, without BTP’s consent, constituting a violation of Section 4.01(ii) and resulting in a failure of the closing condition set forth in Section 6.02(b).

1.2	Section 4.01(xii) prohibits Image from entering into new distribution or license agreements involving aggregate payments in excess of $500,000 (each a “New License”), without BTP’s consent. BTP’s information and belief is that Image has entered into one or more New Licenses which have been neither disclosed to nor approved by BTP, constituting a violation of Section 4.01(xii) and resulting in a failure of the closing condition set forth in Section 6.02(b).

1.3	Pursuant to Section 5.13(d), Image covenanted and agreed to provide “all necessary cooperation in connection with the arrangement and obtaining of the Financing Described in the revised Financing Commitment and/or Alternative Financing,” including, without limitation, using commercially reasonable efforts to facilitate the grant, attachment and perfection of first priority secured interests in substantially all of Image’s assets for the lender(s) providing the Debt Financing. Image has failed to fulfill its obligations in this respect, resulting in a failure of the closing condition set forth in Section 6.02(b).

2. Image’s Failure to Satisfy the Conditions in Section 6.02(a) of the Agreement. The following representations and warranties by Image are required to be true and correct at the Closing.
2.1	Image’s representation and warranty in Section 3.01(g)(iii) pertains to the absence of certain changes or events since March 31, 2006, including that Image shall not have taken any action prohibited by Section 4.01(ii). BTP’s information and belief is that Image has entered into one or more Library Deals without BTP’s consent, which (if true) constitutes a violation of Section 4.01(ii), makes the representation of Section 3.01(g)(iii) untrue, resulting in a failure of the closing condition set forth in Section 6.02(a).

2.2	Image’s representation and warranty in Section 3.01(g)(iii) pertains to the absence of certain changes or events since March 31, 2006, including that Image shall not have taken any action prohibited by Section 4.01(vi). Image has not provided BTP with any information as to the Capital Expenditures of Image. BTP, on information and belief, believes that Image’s Capital Expenditures have exceeded the limit set forth in Section 4.01(vi), which (if true) makes the representation of Section 3.01(g)(iii) untrue, resulting in a failure of the closing condition set forth in Section 6.02(a).

2.3	Image’s representation and warranty in Section 3.01(g)(i) pertains to the absence of certain changes or events since March 31, 2006, including that Image shall not have conducted its business outside of the ordinary course. Because Image has neither disclosed to, nor obtained the approval of, BTP with respect to New Licenses and Library Deals, to the extent that any such undisclosed and unapproved transactions constitute a non-ordinary course agreement, such agreement(s) would make the representation of Section 3.01(g)(i) untrue, resulting in a failure of the closing condition set forth in Section 6.02(a).

2.4	Image’s representation and warranty in Section 3.01(g)(ii) pertains to an absence of certain changes or events since March 31, 2006, that there has not been any effect, event, development, change, occurrence or state of facts that has, had or would reasonably be expected to result in, a Company Material Adverse Effect. The matters set forth in this notice, individually and in the aggregate, as well as the significant, protracted and continuing material degradation in Image’s business, assets, liabilities, financial condition and results of operations, constitute a Company Material Adverse Effect, which makes the representation of Section 3.01(g)(ii) untrue, resulting in a failure of the closing condition set forth in Section 6.02(a).

2.5	Image’s representation and warranty in Section 3.01(d)(i)(z) pertains to the absence of any breach, default or similar matter respecting any loan or credit agreement or other agreement. BTP’s original Financing Commitments pursuant to the original Merger Agreement included the Debt Financing comprised of a $60 million secured debt facility which would encumber Image’s assets with a first priority lien securing $35 million of such facility, and a second priority lien securing $25 million of such facility. Image required this lien structure (rather than a first position lien as to all $60 million of indebtedness) to accommodate Image’s existing lenders in obtaining their required consent and subordination to such Debt Financing. The Revised Financing Commitments provided for in the Agreement reincorporated this lien structure as the Revised Debt Financing. Image has failed to procure the consent and subordination of its lender, Wachovia, to the $35 million of first position lien of the Revised Debt Financing Commitments. BTP did not waive Image’s obligation to obtain the consent of Wachovia, and BTP (while reserving its rights) endeavored in good faith to restructure the Financing to mitigate the adverse effect of Image’s inability to obtain Wachovia’s consent to the Revised Debt Financing Commitments. Upon consummation of the Merger with the Revised Debt Financing Commitments, as agreed and contemplated by the Merger Agreement, such Revised Debt Financing would result in the breach and default by Image under its Wachovia loan agreement (the “Senior Loan Default”). A Senior Loan Default would cause Image’s representation and warranty set forth in Section 3.01(d)(i)(z) to be untrue, resulting in a failure of the closing condition set forth in Section 6.02(a).

2.6	Image’s representation and warranty in Section 3.01(g)(ii) pertains to the absence of certain changes or events as of the Closing. A Senior Loan Default would constitute a Company Material Adverse Effect, and, as such, would cause the representation of Section 3.01(g)(ii) to be untrue, resulting in a failure of the closing condition set forth in Section 6.02(a).

2.7	The financial results of operations reported by Image, and (on BTP’s information and belief) those not yet reported, individually and in the aggregate, including without limitation the magnitude of Image’s operating losses, constitute a Company Material Adverse Effect, and make the representation and warranty in Section 3.01(g)(ii) untrue, resulting in a failure of the closing condition set forth in Section 6.02(a).

2.8	Contrary to Image’s obligation under Section 5.10 of the Agreement, Image has not notified BTP as to any matter referenced in the foregoing paragraphs 1.1 — 2.7 herein, constituting a failure of the closing condition set forth in Section 6.02(b).

2.9	Image issued a press release on January 25, 2008, in violation of Section 5.07(x) of the Agreement, constituting a failure of the closing condition set forth in Section 6.02(b).
The foregoing paragraphs 1.1 — 1.3, and 2.1 — 2.9, are each referred to as an “Image Closing Condition Failure” and collectively as the “Image Closing Condition Failures.” As noted above, BTP continues to assess whether there exist or may occur additional circumstances or events which also would result in the failure of conditions to BTP’s obligation to complete the Merger under the Agreement, and nothing herein shall constitute a waiver by BTP of its rights and remedies with respect thereto.
B. Demand for Assurances of Performance. BTP hereby makes demand upon Image for it to provide written assurances to BTP as to each and every Image Closing Condition Failure, as follows:
A.	Confirm whether each Image Closing Condition Failure exists and continues as of the Outside Closing Date;

B.	As to any Image Closing Condition Failure that is disputed by Image, a detailed statement, specifying with particularity the basis for Image’s dispute that the Image Closing Condition Failure has occurred and/or will be continuing as of the Outside Date; and

C.	As to any Image Closing Condition Failure which Image believes is reasonably susceptible to cure on or before the Outside Closing Date, a detailed statement specifying with particularity the proposed cure thereof and the anticipated timing of such proposed cure.
The foregoing items in paragraphs A-C are each referred to as an “Image Assurance” and collectively as the “Image Assurances.”
C. Demand for Information. As required pursuant to Sections 4.02, 5.03, 5.04, and 5.10 of (and otherwise pursuant to) the Agreement, BTP hereby makes demand upon Image for disclosure to BTP of the following information, all of which shall be treated as confidential information pursuant to the Agreement:

i.	Disclosure to BTP of (i) the current aggregate loan amount outstanding under Image’s Wachovia credit facility, and (ii) the anticipated maximum loan amount outstanding thereunder between the date hereof and March 31, 2008 (so as to enable BTP to discharge its obligation to deliver a Solvency Certificate pursuant to Section 6.03(d».

ii.	Disclosure to BTP whether Image has received from Wachovia (i) any notices of default, (ii) any draft forbearance terms, or (iii) any draft waiver terms, or whether Image is in negotiations with Wachovia as to any of the foregoing.

iii.	Disclosure to BTP whether Image has been advised by its independent public auditor of the auditor’s intent to include a going concern qualification in the auditor’s opinion in the foreseeable future.

iv.	All disclosure required to be provided to BTP by Image pursuant to Section 5.10 of the Agreement.

v.	Disclosure of all Library Deals since March 31, 2007.

vi.	Disclosure of all New Licenses since March 31, 2007.

vii.	Disclosure of Image’s Capital Expenditures since March 31, 2007.
Time is of the essence with respect to all demands and other matters contained herein. BTP reserves all of its rights and remedies under the Agreement. This Notice is for the purposes specified herein and does not purport to be a complete statement of all relevant matters.
By: BTP Acquisition Company LLC

6